Contract Addendum

Redistribution of Third Party Data

November 21, 2023

AQR Funds

One Greenwich Plaza, 2nd Floor

Greenwich, CT 06830

USA

Third Party Data:

The below terms represent the agreement between the Customer and J.P. Morgan, with respect to third party data that may be provided by J.P. Morgan to the Customer under the Administration Agreement dated September 9, 2010 (as amended, the “Agreement”).

1.	Definitions.

Capitalised terms used in these terms shall have the same meaning as defined in the Agreement, unless indicated otherwise.

“Customer” means any entity which is listed as a Customer or Fund under the Agreement.

“J.P. Morgan” means JPMorgan Chase Bank N.A.

“Reports” means the reports, information or data provided by J.P. Morgan in connection with the provision of the Services.

“Services” means the services as set forth in the Agreement.

“Information Provider” means any person (including a J.P. Morgan affiliate) who provides software, information or the means of obtaining information on security prices, derivative prices, security characteristics data, market reference data derivative prices, foreign exchange, credit ratings, performance measurement, indices, corporate actions or any other information obtained by J.P. Morgan in connection with the Services (including index return providers, security characteristics providers, and value-at-risk providers).

2.	Redistribution of Data from Third Parties.

The Reports and other output from the Services provided by J.P. Morgan to the Customer under this Agreement may contain data licensed from Information Providers. Such data is the intellectual property of those Information Providers and is subject to restrictions on use contained in the license agreement between the Information Provider and J.P. Morgan, which J.P. Morgan cannot unilaterally change. J.P. Morgan will notify the Customer of any such restrictions that may affect the Customer’s use of that data in a notice in the form attached as Exhibit 1 hereto (or any other form mutually acceptable to J.P. Morgan and the Customer) (such notice is referred to herein as “Relevant Notice”), and shall use reasonable efforts to notify the Customer if the Information Provider adds additional restrictions on the use of such data. Customer acknowledges that its continued use of such data where it has received Relevant Notice shall constitute Customer’s acceptance of the revised usage restrictions, provided, however, that any redistribution of such data or information derived therefrom may require a separate license from the relevant Information Providers. For the avoidance of doubt, Customer has no obligations to abide by any restrictions on the use of data for which it has not received Relevant Notice.

To the extent of any inconsistency between the provisions of this letter and the relevant provisions of the Agreement, the provisions of this letter shall prevail. This letter is subject to the same governing law and terms regarding jurisdiction as are set out in the Agreement. Unless otherwise defined, terms used in this letter have the meaning given to them in the Agreement.

If one or more provisions of this letter are held to be invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

Please sign and return the enclosed copy of this letter to acknowledge the Customer’s agreement to the variation of the Agreement with the terms set out above.

JPMORGAN CHASE BANK, N.A.

By: /s/ David Burfeind

Name: David Burfeind

Title: Executive Director

We agree to the addendum to the Agreement effective as of November 21, 2023 on the terms set out above.

CUSTOMER:

THE AQR FUNDS, on behalf of each Fund listed on Schedule 1 hereto

By: /s/ Nicole DonVito

Name: Nicole DonVito

Title: Chief Legal Officer, VP and Secretary

On behalf of each Cayman Islands entity
Listed on Schedule 1 hereto

By: /s/ Nicole DonVito

Name: Nicole DonVito

Title: Director

Date: November 21, 2023

Schedule 1

Series of AQR Funds

AQR Global Equity Fund

AQR Large Cap Momentum Style Fund

AQR Small Cap Momentum Style Fund

AQR International Momentum Style Fund

AQR Large Cap Multi-Style Fund

AQR Small Cap Multi-Style Fund

AQR International Multi-Style Fund

AQR Emerging Multi-Style II Fund

AQR Large Cap Defensive Style Fund

AQR International Defensive Style Fund

AQR Macro Opportunities Fund

AQR Diversified Arbitrage Fund

AQR Equity Market Neutral Fund

AQR Long-Short Equity Fund

AQR Managed Futures Strategy Fund

AQR Managed Futures Strategy HV Fund

AQR Risk-Balanced Commodities Strategy Fund

AQR Multi-Asset Fund

AQR Style Premia Alternative Fund

AQR Alternative Risk Premia Fund

AQR Diversifying Strategies Fund

AQR Sustainable Long-Short Equity Carbon Aware Fund

Cayman Islands Entities

AQR Managed Futures Strategy Offshore Fund Ltd.

AQR Multi-Asset Offshore Fund Ltd.

AQR Risk-Balanced Commodities Strategy Offshore Fund Ltd.

AQR Managed Futures Strategy HV Offshore Fund Ltd.

AQR Style Premia Alternative Offshore Fund Ltd.

AQR Macro Opportunities Offshore Fund Ltd.

AQR Alternative Risk Premia Offshore Fund Ltd.

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